independent member
BKR
INTERNATIONAL

יראל + שותפים
YAREL + PARTNERS
CPA (ISR.) רואי חשבון

To

Modigene Inc

We herby consent to the use of our report relating to the 2007 annual financial statements of Modigene Inc. in the 10-KSB/A.

Yarel + Partners
Yarel + Partners

Certified Public Accountants

Tel-Aviv, Israel
August 12, 2008